Exhibit 5.1

China Liberal Education Holdings Limited [Floor 4, Willow House, Cricket Square, Grand Cyaman KY1-9010, Cayman Islands]	Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
[*] 2019	D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: JSN/17624-30492 Your Ref:
CAYMAN BVI HONG KONG

Dear Sirs,

China Liberal Education Holdings Limited

We have acted as Cayman Islands counsel to China Liberal Education Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, (File No. [*]) including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) relating to the initial public offering by the Company of [*] ordinary shares of par value US$[*] per share, up to [*] ordinary shares, par value US$[*]per share, issuable upon exercise of an over-allotment option granted to the underwriters by the Company, and [*] ordinary shares, par value US$[*] per share, underlying warrants issuable to the underwriters upon exercise of such warrants (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 27 February 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered and filed with the General Registry of the Cayman Islands on 25 February 2019(the “Pre-IPO Memorandum and Articles”).

1.3	[The amended and restated memorandum and articles of association of the Company as registered or adopted by special resolution passed on [*] to be effective immediately prior to the completion of the Company’s initial public offering (the “IPO Memorandum and Articles”)] [Campbells note: subjet to the provision of the IPO M&A.]

Resident Hong Kong Partners: Ashley Davies (British Virgin Islands), Jeremy Lightfoot (British Virgin Islands), Jenny Nip (England and Wales) and

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.4	The written resolutions of the directors of the Company dated [*] (the “Directors’ Resolutions”).

1.5	The written resolutions of the members of the Company dated [*] (the “Shareholders’ Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated [*], issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures, initials and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is currently US$50,000 divided into 50,000,000 ordinary shares of a par value of US$0.001 each.

3.3	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the Shares, will be [US$[*] divided into [*]of a par value of [*] each]. [Campbells note: to be confirmed upon review of the listing M&A]

3.4	The issue and allotment of the Shares pursuant to the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters”, “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells

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